Exhibit 10.5

FOURTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Fourth Amendment”), dated as of February 3, 2009, is by and among HECLA MINING COMPANY, a Delaware corporation (the “Borrower”) and each of the banks and other financial institutions identified as Lenders on the signature pages hereto (the “Lenders”).

W I T N E S S E T H:

WHEREAS, pursuant to the Amended and Restated Credit Agreement, dated as of April 16, 2008 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement” and, as amended by this Fourth Amendment and as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, and The Bank of Nova Scotia, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), the Lenders have made commitments to extend certain credit facilities to the Borrower; and

WHEREAS, the Borrower has requested that the Lenders agree to amend certain provisions of the Existing Credit Agreement as more specifically set forth herein, in each case upon the terms and conditions contained in this Fourth Amendment;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the agreements herein contained, the parties hereby agree as follows:

PART I

DEFINITIONS

SUBPART 1.1 Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Fourth Amendment, including its preamble and recitals, have the following meanings:

“Administrative Agent” is defined in the recitals.

“Borrower” is defined in the preamble.

“Credit Agreement” is defined in the recitals.

“Existing Credit Agreement” is defined in the recitals.

“Lenders” is defined in the preamble.

“Fourth Amendment Effective Date” is defined in Subpart 4.1.

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SUBPART 1.2 Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Third Amendment, including its preamble and recitals, have the meanings provided in the Credit Agreement.

PART II

AMENDMENTS TO EXISTING CREDIT AGREEMENT

Effective on (and subject to the occurrence of) the Fourth Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part II. Except as so amended, the Existing Credit Agreement and the other Loan Documents shall continue in full force and effect.

SUBPART 2.1 Amendment to Section 1.1. Section 1.1 of the Existing Credit Agreement is hereby amended as follows:

(a) by inserting the following defined terms in the appropriate alphabetical sequence:

“2009 Budget” means the Borrower’s 2009 Budget & Long Range Plan, dated January 26, 2009, as delivered to the Administrative Agent and the Lenders on January 30, 2009.

“Accumulated Asset Sale Liquidity Amount” means, as of any date, an amount equal to 50% of the Retained Net Disposition Proceeds received in respect of any Dispositions occurring from date hereof to such date.

“Convertible Preferred Stock” means the Borrower’s 12% Convertible Preferred Stock with the terms set forth in the form of certificate of designations attached as Exhibit A to the Fourth Amendment.

“Exploration Costs” means, for any period, the aggregate amount of any expenditure of the Borrower or any Subsidiaries in respect of exploration, evaluation and possible development and mining of mineral resources (including, without limitation, (i) expenditures relating to activities carried out (a) in search of previously unidentified mineral deposits, (b) at undeveloped concessions, or (c) at operating mines already containing proven and probable reserves, where a determination remains pending whether new target deposits outside of the existing reserve areas can be economically developed), and (ii) all expenses classified (or required to be classified, pursuant to the Borrower’s accounting policies) as “Other operating expenses—Exploration” on the Borrower’s consolidated statements of operations and comprehensive income (loss).

“Fourth Amendment” means the Fourth Amendment to Credit Agreement, dated as of February 3, 2009, among the Borrower, the Administrative Agent and the Lenders party thereto.

“Fourth Amendment Effective Date” has the meaning set forth in the Fourth Amendment.

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“September Additional Amount” means 25% of the amount by which the Net Equity/Subordinated Debt Proceeds referred to in Subpart 4.8 of the Fourth Amendment exceed $50,000,000.00; provided that, in no event shall the September Additional Amount exceed $2,500,000.00.

“Series 2 Warrants” means the Borrower’s Series 2 Common Stock Purchase Warrants.

(b) by amending and restating the following defined terms in their entirety to read as follows:

“Excess Cash Flow” means, for any period, the excess (if any), of

(x) EBITDA for such period;

minus

(y) the sum (for such period) of (A) Interest Expense actually paid in cash by the Borrower and Subsidiaries, plus (B) principal repayments, to the extent actually made, of Loans pursuant to clauses (a) or (b) of Section 3.1.1 or upon the Stated Maturity Date of such Loans (excluding, however, repayments made from a refinancing of any portion of such Indebtedness, or pursuant to any other clause of Section 3.1.1 (including on the Stated Maturity Date thereof)) plus (C) all income Taxes actually paid in cash by the Borrower and Subsidiaries plus (D) Capital Expenditures made in cash (excluding, however, Capital Expenditures financed with the proceeds of Indebtedness, equity issuances, casualty proceeds or other proceeds which are not included in EBITDA) plus (E) reclamation expenses actually paid in cash by the Borrower and its Subsidiaries (excluding, however, reclamation expenses financed with the proceeds of insurance).

“Required Lenders” means, at any time, Lenders (a) holding more than 66 2/3% of the Total Exposure Amount and (b) comprising more than 50% of the total number of Lenders.

“Retained Net Disposition Proceeds” means, (a) the Net Disposition Proceeds from the sale of the Velardena Mill, and (b) with respect to any other Disposition by the Borrower or any Subsidiary pursuant to clause (e) of Section 7.2.10, the amount of Net Disposition Proceeds in respect of such Disposition, net of any such Net Disposition Proceeds required to be used to repay the Loans pursuant to Section 3.1.1(d).

“Retained Proceeds” means, with respect to any date of determination, an amount (which may be a negative amount) equal (without duplication) to:

(a) the aggregate cumulative sum of (a) 65% of Excess Cash Flow for the 2008 Fiscal Year and (b) with respect to all periods after the 2008 Fiscal Year: (i) 25% of the Excess Cash Flow for the period commencing with the first day of the

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applicable Fiscal Year to and including the last day of the second Fiscal Quarter of such Fiscal Year and (c) 25% of the Excess Cash Flow for the period commencing with the first day of the third Fiscal Quarter of the applicable Fiscal Year to and including the last day of such Fiscal Year; provided that all applicable repayments under clause (e) of Section 3.1.1 for such Fiscal Year or the applicable two-Fiscal Quarter period, as applicable, have been made;

plus

(b) with respect to any Investment permitted under clause (d) (other than with respect to the Greens Creek Mine, the Lucky Friday Mine, the Isidora Mine or the La Comorra Mine), (e)(i), (f)(i), (h), (i), (j) and (l) of Section 7.2.5, 25% of the aggregate amount of Net Equity/Subordinated Debt Proceeds received in connection with the issuance or sale of Capital Securities (excluding, for the avoidance of doubt, any Net Equity/Subordinated Debt Proceeds received in connection with exercise of the Series 2 Warrants) for the purpose of financing such Investment; provided that all applicable repayments under clause (c) of Section 3.1.1 for such Fiscal Year have been made;

minus

(c) the aggregate of any amounts set forth in clauses (a) and (b) above previously applied to the making of any Investment permitted under clause (d) (other than with respect to the Greens Creek Mine, the Lucky Friday Mine, the Isidora Mine or the La Comorra Mine), (e)(i), (f)(i), (h), (i), (j) and (l) of Section 7.2.5.

“Velardena Mill” means the gold an silver recovery cyanide plant located near the town of Velardena in Durango State, Mexico which is currently held by Minera Hecla SA de CV, including (i) rights such as water and land use rights, (ii) permits such as operating and environmental permits, and (iii) infrastructure and equipment.

SUBPART 2.2 Amendment to Section 3.1.1.

(a) Clause (b) of Section 3.1.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(b) (i) On the Quarterly Payment Date set forth below, the Borrower shall make repayments of the outstanding principal amount of the Term I Loans in the amount set forth below opposite such period as follows:

Quarterly Repayment Date	Amount of Required Principal Repayment
March 31, 2010	$15,000,000
June 30, 2010	$15,000,000
September 30, 2010	$15,000,000
December 31, 2010	$15,000,000
March 31, 2011	$61,666,667

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(b) Clause (c) of Section 3.1.1 of the Existing Credit Agreement is hereby amended and restated as follows:

(c) Concurrently with the receipt by the Borrower of any Net Equity/Subordinated Debt Proceeds in respect of the exercise of Series 2 Warrants, the Borrower shall make a mandatory prepayment of the Term I Loans in an amount equal to 100% of such Net Equity/Subordinated Debt Proceeds. Concurrently with the receipt by the Borrower of any other Net Equity/Subordinated Debt Proceeds (other than the proceeds described in Subpart 4.8 of the Fourth Amendment), the Borrower shall make a mandatory prepayment of the Term I Loans in an amount equal to 75% of such Net Equity/Subordinated Debt Proceeds.

(c) Clause (d) of Section 3.1.1 of the Existing Credit Agreement is hereby amended by adding the following text at the end thereof:

Notwithstanding the foregoing, upon written notice by the Borrower to the Administrative Agent not more than five Business Days following receipt of Net Disposition Proceeds from the sale of the Velardena Mill, such proceeds may be retained by the Borrower and its Subsidiaries (and be excluded from the prepayment requirements of this clause), if (y) the Borrower informs the Administrative Agent in such notice of its good faith intention to apply such Net Disposition Proceeds to funding Capital Expenditures in accordance with the 2009 Budget and (z) within 365 days following the receipt of such Net Disposition Proceeds, such proceeds are actually applied to Capital Expenditures in accordance with the 2009 Budget.

(d) Clause (e) of Section 3.1.1 of the Existing Credit Agreement is hereby amended and restated as follows:

(e) Within 100 days after the close of the second Fiscal Quarter of each Fiscal Year, the Borrower shall make a mandatory prepayment of the Term I Loans in an amount equal to 75% of Excess Cash Flow (if any) for the period from the first day of such Fiscal Year to and including the last day of the second Fiscal Quarter of such Fiscal Year, and within 100 days after the last day of each Fiscal Year, the Borrower shall make a mandatory prepayment of the Term I Loans in an amount equal to 75% of Excess Cash Flow (if any) for the period from the first day of the third Fiscal Quarter of such Fiscal Year to and including the last day of such Fiscal Year.

(e) Clause (f) of Section 3.1.1 shall be amended by adding the following text in place of the period at the end thereof:

; provided that, the Borrower shall not be required to make any mandatory prepayment with such released cash or cash equivalents to the extent that such released cash or cash equivalents represent accrued interest on the cash or cash equivalents that are the subject of the Liens described in clauses (c) and (g)(ii) of Section 7.2.3.

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SUBPART 2.3 Amendment to Section 3.3. Section 3.3 of the Existing Credit Agreement is hereby amended by adding the following clause at the end thereof:

SECTION 3.3.3 Additional Fee. Upon the Fourth Amendment Effective Date, and on each July 1 and January 1 occurring thereafter, the Borrower shall issue to the Lenders, or, with respect to any Lender, to an institution designated by such Lender that at the time of issuance is an accredited investor under Regulation D under the Securities Act of 1933 and that agrees to hold the shares for its own account and not with a view towards distribution (on a pro rata basis according to each such Lender’s Term I Percentage) an amount of shares of a new series of Convertible Preferred Stock such that the aggregate liquidation preference of such shares equals the product of 3.75% and the aggregate principal amount of Term I Loans then outstanding. Any fractional shares resulting from the foregoing calculation shall be rounded up to the nearest whole share.

SUBPART 2.4 Amendments to Section 7.1.

(a) Clause (u) of Section 7.1.1 of the Existing Credit Agreement is hereby amended and restated as follows:

(u) as soon as possible, on or before the Wednesday of each week following the Fourth Amendment Effective Date, an actual-to-forecast variance analysis for the preceding week and on a cumulative basis based upon a weekly rolling cash flow forecast for the thirteen week period which shall detail all sources and uses of cash on a weekly basis. Such thirteen week rolling cash forecast shall be updated and provided to the Administrative Agent on the first Monday of each month, together with an explanation of any changes between the updated forecast and the immediately preceding forecast, and shall include a summary of the general assumptions in such forecast (including relating to metals pricing and production volumes), in each case prepared and certified by the chief financial or accounting Authorized Officer of the Borrower, in form and detail satisfactory to the Administrative Agent;

(b) Clause (x) of Section 7.1.1 of the Existing Credit Agreement is hereby amended and restated as follows:

(x) beginning on the Fourth Amendment Effective Date, on a monthly basis (or more frequently as requested by the Administrative Agent), the Borrower shall, and shall cause the CRO, to host and participate in status and update calls with the Lenders to discuss, among other things, the current financial condition of the Borrower and its Subsidiaries and other topics reasonably requested by the Administrative Agent; and

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(c) Section 7.1.1 of the Existing Credit Agreement is hereby amended by inserting the following clause at the end thereof:

(z) (i) between July 1, 2009 and July 15, 2009 an updated budget and long range plan for the 2009 Fiscal Year, in form substantially similar to the 2009 Budget, and (ii) within 30 days after the start of each Fiscal Year thereafter, an updated budget and long range plan for such Fiscal Year, in form substantially similar to the 2009 Budget.

(d) Section 7.1 of the Existing Credit Agreement is hereby amended by inserting the following at the end thereof:

SECTION 7.1.17 Sale Price of Gold, Silver, Lead and Zinc. The Borrower and its Subsidiaries shall sell all gold, silver, lead and zinc on fair and reasonable terms, at prices and other terms no less favorable to the Borrower or such Subsidiary than it could obtain in an arm’s-length transaction with Person that is not an Affiliate.

SECTION 7.1.18 Convertible Preferred Stock. The Borrower shall at all times reserve a number of shares of Convertible Preferred Stock equal to or greater than the number of shares of Convertible Preferred Stock that it could be required to issue to the Lenders through the Stated Maturity Date pursuant to Section 3.3.3 hereof.

SUBPART 2.5 Amendments to Section 7.2.

(a) Section 7.2.4 of the Existing Credit Agreement is hereby amended and restated as follows:

Section 7.2.4 Financial Condition and Operations.

The Borrower will not permit any of the events set forth below to occur:

(a) EBITDA computed for the period beginning January 1, 2009 through the end of the Fiscal Quarter ending on the date set forth below to be less than the corresponding amount of EBITDA set forth below:

Fiscal Quarter End Date	EBITDA
June 30, 2009	$6,709,000
September 30, 2009	$8,048,000
December 31, 2009	$10,909,000

(b) EBITDA computed for the four Fiscal Quarter period consisting of the Fiscal Quarter ending on the date set forth below and each of the three immediately preceding Fiscal Quarters to be less than the corresponding amount of EBITDA set forth below:

Fiscal Quarter End Date	EBITDA
March 31, 2010	$7,789,000
June 30, 2010	$6,633,000
September 30, 2010	$5,919,000
December 31, 2010	$5,313,000
March 31, 2011	$5,236,000

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(c) Capital Expenditures during the period beginning January 1, 2009 through the end of the Fiscal Quarter ending on the date set forth below to exceed the corresponding amount of Capital Expenditures set forth below:

Fiscal Quarter End Date	Capital Expenditures
June 30, 2009	$21,421,000
September 30, 2009	$32,231,000
December 31, 2009	$35,998,000

(d) Capital Expenditures during the four Fiscal Quarter period consisting of the Fiscal Quarter ending on the date set forth below and each of the three immediately preceding Fiscal Quarters to exceed the corresponding amount of Capital Expenditures set forth below:

Fiscal Quarter End Date	Capital Expenditures
March 31, 2010	$33,625,000
June 30, 2010	$31,884,000
September 30, 2010	$29,808,000
December 31, 2010	$29,085,000
March 31, 2011	$33,461,000

(e) Exploration Costs during the period beginning January 1, 2009 through the end of the Fiscal Quarter ending on the date set forth below to exceed the corresponding amount of Exploration Costs set forth below:

Fiscal Quarter End Date	Exploration Costs
June 30, 2009	$3,979,000
September 30, 2009	$6,405,000
December 31, 2009	$7,700,000

(f) Exploration Costs during the four Fiscal Quarter period consisting of the Fiscal Quarter ending on the date set forth below and each of the three immediately preceding Fiscal Quarters to exceed the corresponding amount of Exploration Costs set forth below:

Fiscal Quarter End Date	Exploration Costs
March 31, 2010	$7,891,000
June 30, 2010	$8,135,000
September 30, 2010	$8,400,000
December 31, 2010	$8,542,000
March 31, 2011	$8,665,000

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(g) the Borrower’s aggregate balance of Unencumbered cash and Unencumbered Cash Equivalent Investments (“Liquidity”) on the date set forth below (each such date a “Liquidity Test Date”) to be less than the corresponding amount of Liquidity set forth below plus the Accumulated Asset Sale Liquidity Amount as of such Liquidity Test Date (such amount, the “Liquidity Threshold”); provided that in the event that on any Liquidity Test Date, the Borrower’s Liquidity is less than the Liquidity Threshold for such date, the Borrower shall be deemed to have satisfied the covenant set forth in this Section 7.2.4(g) if the Borrower’s Liquidity equals or exceeds the Liquidity Threshold for such Liquidity Test Date on any of the 20 calendar days following such Liquidity Test Date (such period, the “Liquidity Cure Period”).

Liquidity Test Date	Liquidity (not including any Accumulated Asset Sale Liquidity Amount as of such date)
March 31, 2009	$20,000,000.00
April 30, 2009	$20,000,000.00
May 29, 2009	$20,000,000.00
June 30, 2009	$15,000,000.00
July 31, 2009	$5,000,000.00
August 31, 2009	$5,000,000.00
September 30, 2009	$2,500,000.00 plus the September Additional Amount (such total amount, the “September Liquidity Amount”)
October 30, 2009	The greater of $4,000,000.00 and the September Liquidity Amount
November 30, 2009	The greater of $4,000,000.00 and the September Liquidity Amount
December 31, 2009	$7,400,000.00

(b) Clause (d) of Section 7.2.5 shall be amended and restated as follows:

(d) Investments constituting Capital Expenditures provided that such Capital Expenditures are not prohibited pursuant to clause (c) or (d) of Section 7.2.4.

(c) Clause (e) of Section 7.2.5 shall be amended and restated as follows:

(e) Investments permitted by (i) clause (e) of Section 7.2.2; provided that no such Investments shall be permitted by the Borrower or any Subsidiary Guarantor in any Subsidiaries other than Subsidiary Guarantors (other than Investments with

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respect to Indebtedness of Minera Hecla SA de CV and Industrias Hecla SA de CV owing to (a) the Borrower or (b) any Subsidiary of the Borrower other than Minera Hecla SA de CV or Industrias Hecla SA de CV, which, taken together, shall not exceed $1,500,000 per Fiscal Year), or (ii) clause (f) of Section 7.2.2.

(d) Clause (h) of Section 7.2.5 shall be amended and restated as follows:

(h) Investments constituting (i) Permitted Acquisitions, (ii) the San Juan Silver Mining Joint Venture in an amount not to exceed $1,000,000 per Fiscal Year, and (iii) the Independence Lead Mine Acquisition;

(e) Clause (iii) of the proviso of Section 7.2.5 shall be amended and restated as follows:

(iii) with respect to any date of determination, the aggregate amount of cash consideration (excluding any such consideration financed with Indebtedness of the type permitted under clause (d) of Section 7.2.2) for Investments otherwise permitted by clause (f)(i), (h)(i), (h)(iii), (i) and (j) above shall not exceed the then amount of Retained Proceeds.

SUBPART 2.6 Amendment to Section 8.1.3. Section 8.1.3 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

Any Obligor shall default in the due performance or observance of any of its obligations under Section 2.3, Section 7.1.1, Section 7.1.6, Section 7.1.7, Section 7.1.8, Section 7.1.9, Section 7.1.10, Section 7.1.12, Section 7.1.13, Section 7.1.14, Section 7.1.15, Section 7.1.17, Section 7.7.18 or Section 7.2 or any Obligor shall default in the due performance or observance of its obligations under (i) Articles II and IV of the Subsidiary Guaranty or (ii) Article IV of a Security Agreement, taking into account any grace periods provided in such Subsidiary Guaranty or Security Agreement.

SUBPART 2.7 Other. Solely for the purposes of (i) the definition of “Designated Preferred Stock” (and the provisions in which such definition is used to the extent such provisions directly relate to such definition) contained in Section 1.1 of the Credit Agreement. (ii) the definition of “Permitted Acquisition” (and the provisions in which such definition is used to the extent such provisions directly relate to such definition) contained in Section 1.1 of the Credit Agreement, (iii) clause (d) of Section 3.1.1, (iv) Article VII of the Credit Agreement (other than Section 7.1.1(c) and (d), Section 7.2.2(e), Section 7.2.5(d), Section 7.2.5(e)(i), Section 7.2.5(h)(ii) and Section 7.2.5(l)) and (v) Section 10.11 of the Credit Agreement, the parties hereto agree that as consideration for the amendments set forth herein, an Event of Default will be deemed to exist from (and including) the Fourth Amendment Effective Date. Non-compliance by the Obligors with this covenant shall be an automatic Event of Default.

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PART III

AFFIRMATION AND CONSENT

SUBPART 3.1 Affirmation and Consent. Each of the Obligors (other than the Borrower) confirms that it has received a copy of this Fourth Amendment and restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the other Loan Documents to which it is a party, effective as of the date hereof, after giving effect to this Fourth Amendment.

PART IV

CONDITIONS TO EFFECTIVENESS

SUBPART 4.1 Amendment Effective Date. This Fourth Amendment shall be and become effective (the “Fourth Amendment Effective Date”) upon the satisfaction of all of the conditions set forth in this Part IV on or before February 12, 2009. For the avoidance of doubt, in the event that the conditions set forth in this Part IV are not satisfied on or before February 12, 2009, then this Fourth Amendment shall be of no force or effect.

SUBPART 4.2 Execution of Counterparts of Fourth Amendment. The Administrative Agent shall have received counterparts satisfactory to the Administrative Agent of this Fourth Amendment, which collectively shall have been duly executed on behalf of the Borrower and each Lender.

SUBPART 4.3 Authority Documents. The Administrative Agent shall have received the following:

(a) Certificate of Incorporation, Etc. Copies of the certificate of incorporation or other charter or formation documents of the Borrower, certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation.

(b) Resolutions. Copies of resolutions of the board of directors (or executive committee thereof) of the Borrower authorizing the execution and delivery of the Fourth Amendment (and the amendments to the Existing Credit Agreement contained herein), certified by an Authorized Officer of the Borrower as of the Fourth Amendment Effective Date to be true and correct and in force and effect as of such date.

(c) Bylaws. A copy of the bylaws of the Borrower, certified by an Authorized Officer of the Borrower as of the Fourth Amendment Effective Date to be true and correct and in force and effect as of such date.

(d) Incumbency. An incumbency certificate of the Borrower, certified by a secretary or assistant secretary to be true and correct as of the Fourth Amendment Effective Date, in form and substance satisfactory to Administrative Agent.

SUBPART 4.4 Opinion of Counsel. The Administrative Agent shall have received an opinion, dated the Fourth Amendment Effective Date and addressed to the Administrative Agent and all Lenders, from Bell, Boyd & Lloyd LLP, counsel to the Obligors, in form and substance satisfactory to the Administrative Agent.

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SUBPART 4.5 Representations and Warranties. The representations and warranties contained in Subpart 5.4 shall be true and correct in all material respects on and as of the date hereof and as of the Fourth Amendment Effective Date.

SUBPART 4.6 Amendment Fee. The Lenders shall have received the fee due on the Fourth Amendment Effective Date as set forth in Subpart 2.3 hereof.

SUBPART 4.7 Costs and Expenses, etc. The Administrative Agent shall have received for its account and the account of each Lender, all fees, costs and expenses due and payable pursuant to Section 10.3 of the Credit Agreement, if then invoiced, and pursuant to any and all other Loan Documents.

SUBPART 4.8 Net Equity/Subordinated Debt Proceeds. The Borrower shall have received, at any time on or after the date hereof, Net Equity/Subordinated Debt Proceeds of no less than $50 million from an issuance of the Borrower’s Common Stock and/or warrants to acquire the Borrower’s Common Stock, shall have used such Net Equity/Subordinated Debt Proceeds to repay in full the unpaid principal amount of the Term II Loans and all accrued and unpaid interest and fees in respect thereof, and to the extent that such Net Equity/Subordinated Debt Proceeds exceed $60 million, shall have used at least 75% of such excess amount to prepay Term I Loans. (For the avoidance of doubt, the Borrower shall be permitted to use any remaining amounts of such Net Equity/Subordinated Debt Proceeds for general corporate purposes so long as such use is not otherwise prohibited by the Credit Agreement.)

PART V

WAIVER AND OTHER AGREEMENTS

SUBPART 5.1 Waiver. The Lenders hereby waive the Event of Default that arose directly from the failure of the Borrower to make a mandatory prepayment, pursuant to Section 3.1.1(f) of the Credit Agreement, with 50% of the cash or cash equivalents for the items listed on Schedule 5.1 hereto.

SUBPART 5.2 Agreement with respect to Section 7.1.12. The Administrative Agent and the Lenders hereby agree that the Borrower shall not be required pursuant to Section 7.1.12 of the Credit Agreement to enter into any new Hedging Agreements as a result of the amendments to the Existing Credit Agreement provided herein.

PART VI

MISCELLANEOUS

SUBPART 6.1 Cross-References. References in this Fourth Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Fourth Amendment.

SUBPART 6.2 Instrument Pursuant to Existing Credit Agreement. This Fourth Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.

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SUBPART 6.3 References in Other Loan Documents. At such time as this Fourth Amendment shall become effective pursuant to the terms of Part IV, all references in the Loan Documents to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Fourth Amendment.

SUBPART 6.4 Representations and Warranties of the Borrower. The Borrower hereby represents and warrants that (a) it has the requisite power and authority to execute, deliver and perform this Fourth Amendment, (b) it is duly authorized to, and has been authorized by all necessary action, to execute, deliver and perform this Fourth Amendment, (c) the representations and warranties contained in Article VI of the Credit Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of such date (except for those which expressly relate to an earlier date) and after giving effect to the amendments contained herein, (d) no Default or Event of Default exists under the Credit Agreement on and as of the date hereof after giving effect to the amendments contained herein, and (e) the issuance of Convertible Preferred Stock required pursuant to the Credit Agreement has been duly and validly authorized, and the shares of Convertible Preferred Stock issued pursuant to the Credit Agreement will be duly and validly issued and fully paid and non-assessable, will not be issued in violation of any preemptive rights, and will rank pari passu with or senior to all other series or classes of the Company’s preferred stock issued on the Effective Date with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Borrower.

SUBPART 6.5 Counterparts. This Fourth Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of executed counterparts of this Fourth Amendment by telecopy or other electronic transmission shall be effective as an original and shall constitute a representation that an original will be delivered.

SUBPART 6.6 Full Force and Effect; Limited Amendment. Except as expressly amended or waived hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Credit Agreement and the Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Existing Credit Agreement or any other Loan Document or of any transaction or further or future action on the part of any Obligor which would require the consent of the Lenders under the Existing Credit Agreement or any of the Loan Documents.

SUBPART 6.7 Waiver and Release. Each Obligor acknowledges (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) that the Secured Parties have complied with all of their obligations and duties under the Credit Agreement and other Loan Documents through the date hereof and that, accordingly, no Obligor has any claims or causes of action against the Secured Parties in any manner relating thereto. In furtherance of the foregoing, each Obligor desires (and the Secured Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect the Secured Parties’ rights, interests, security and/or remedies under the Credit Agreement and the other Loan Documents. Accordingly, for and in consideration of the agreements contained in this Fourth Amendment and other good and

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valuable consideration, each Obligor (for itself and its Subsidiaries and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge the Secured Parties and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, arising out of, connected with or related in any way to the Credit Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of the Secured Parties contained therein, or the possession, use, operation or control of any of the assets of any or all of the Obligors, or the making of any Loans or other advances, or the management of such Loans or advances or the Collateral (as defined in the Pledge Agreement and the Security Agreement, as applicable).

SUBPART 6.8 Governing Law. THIS FOURTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SUBPART 6.9 Successors and Assigns. This Fourth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SUBPART 6.10 Entire Agreement. The Credit Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof.

[SIGNATURES FOLLOW]

Hecla Fourth Amendment to

Credit Agreement

Each of the parties hereto has caused a counterpart of this Fourth Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	HECLA MINING COMPANY, a Delaware corporation

	By:	/s/ James A. Sabala
	Name:	James A. Sabala
	Title:	Sr. V.P. – Chief Financial Officer

OTHER OBLIGORS:

BURKE TRADING INC.

	By:	/s/ Phillips S. Baker, JR.
	Name:	Phillips S. Baker, JR.
	Title:	Vice President

HECLA ADMIRALTY COMPANY

	By:	/s/ Ronald W. Clayton
	Name:	Ronald W. Clayton
	Title:	Vice President

HECLA ALASKA LLC

	By:	Hecla Limited,
its Managing Member

	By:	/s/ Ronald W. Clayton
	Name:	Ronald W. Clayton, President
	Title:	Managing Member

Hecla Fourth Amendment to

Credit Agreement

HECLA GREENS CREEK MINING COMPANY

By:	/s/ Phillips S. Baker, Jr.
Name:	Phillips S. Baker, Jr.
Title:	President

HECLA JUNEAU MINING COMPANY

By:	/s/ Phillips S. Baker, Jr.
Name:	Phillips S. Baker, Jr.
Title:	President

HECLA LIMITED

By:	/s/ Ronald W. Clayton
Name:	Ronald W. Clayton
Title:	President

Hecla Fourth Amendment to

Credit Agreement

THE BANK OF NOVA SCOTIA,
Houston Branch as a Lender

By:	/s/ Ron Dooley
Name:	Ron Dooley
Title:	Director

By:
Name:
Title:

Hecla Fourth Amendment to

Credit Agreement

WestLB AG,
Toronto Branch as a Lender

By:	/s/ Robert L. Dyck
Name:	Robert L. Dyck
Title:	Executive Director

By:	/s/ Kenneth Chan
Name:	Kenneth Chan
Title:	Director, Credits America

Hecla Fourth Amendment to

Credit Agreement

BNP Paribas,
as a Lender

By:	/s/ Gina Clemente
Name:	Gina Clemente
Title:	Managing Director

By:	/s/ Amy Kirschner
Name:	Amy Kirschner
Title:	Managing Director

Hecla Fourth Amendment to

Credit Agreement

MERRILL LYNCH BANK USA, as a Lender

By:	/s/ Derek Befus
	Name:	Derek Befus
	Title:	Vice President

Hecla Fourth Amendment to

Credit Agreement

ING Capital LLC as a Lender

By:	/s/ Richard Ennis
	Name:	Richard Ennis
	Title:	Managing Director

Hecla Fourth Amendment to

Credit Agreement

EXHIBIT A

Form of Certificate of Designations

Hecla Fourth Amendment to

Credit Agreement